Exhibit 15.1

True Leaf Chairman Mike Harcourt Receives SFU President’s Distinguished Community Leadership Award

VERNON, BC – April 8, 2019 – True Leaf Medicine International Ltd. (“True Leaf” or the “Company”) (CSE: MJ) (OTCQX: TRLFF) (FSE: TLA), a leading global cannabis and hemp wellness brand for pets, is pleased to congratulate its chairman, former British Columbia Premier Mike Harcourt, for receiving the Simon Fraser University (SFU) 2019 President’s Distinguished Community Leadership Award.

The prestigious annual award, which Mr. Harcourt received from SFU President Andrew Petter at a dinner in his honour this past Friday, recognizes his “exceptional community leadership and lifelong contributions to bettering public life.”

In granting the award, Mr. Petter referred to Mr. Harcourt’s incredible scope of public service, which included him serving as both the 34th mayor of Vancouver and the 30th premier of British Columbia. He also noted Mr. Harcourt’s support for a range of causes, including education, Aboriginal economic development, conservation and healthy living.

It is Mr. Harcourt’s dedication to healthy living that led him to become True Leaf’s chairman nearly five years ago.

At that time Mr. Harcourt vowed that True Leaf would provide evidence-based cannabis products designed to address specific ailments or conditions. Today, True Leaf products to enhance pet wellness are available in 3,500 stores around the world.

“This is a great honour,” said Mr. Harcourt, who also received an honorary doctorate from SFU in 2003. “True Leaf is the latest chapter in my on-going crusade to help improve the quality of life in our communities, including our four-legged friends. Their unconditional love inspires me every day and fuels my determination to return that love through our safe, legal and effective pet supplements.”

“We couldn’t be more pleased to see Mike receive this well-deserved award,” said Darcy Bomford, Founder and Chief Executive Officer of True Leaf. “It is just the latest confirmation of why we originally asked Mike to join our Board and help guide the Company through the challenges of a brave new cannabis industry. Mike is a role model who inspires trust and in joining True Leaf, he gave his trust in our company. It is our mission to live up to that trust in everything we do.”

In addition to the President’s Distinguished Community Leadership Award, Mr. Harcourt has received numerous other recognitions including the Woodrow Wilson Award for Public Service, the Order of Canada, and the Freedom of the City in Vancouver.

About True Leaf

True Leaf is a leading global cannabis and hemp wellness brand for pets. Inspired by the unconditional love our pets give us every day, we return that love through our wellness pet products which help maintain and protect the natural vitality of our pet companions. “Return the Love” is the purpose that drives our business and is at the heart of our values to bring happiness to pets and their owners.

www.trueleaf.com

To learn more or to speak with Mr. Harcourt, please contact:

Paul Sullivan

Director, Public Relations

Paul@trueleaf.com

O: 604-685-4742

M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)

Director and Corporate Relations

Kevin@trueleaf.com

M: 778-389-9933

Phil Carlson (US)

KCSA Strategic Communications

pcarlson@kcsa.com

O: 212-896-1233

Scott Eckstein (US)

KCSA Strategic Communications

seckstein@kcsa.com

O: 212-896-1210

Follow True Leaf

Twitter: @trueleafpet

Facebook: True Leaf Pet

Instagram: @trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at ir.trueleaf.com. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.

IMAGE ATTACHED: True Leaf Chairman Mike Harcourt (center) receiving the President’s Distinguished Community Leadership Award from SFU Chancellor Anne Giardini (left) and SFU President Andrew Petter (right). Credit: Greg Ehlers.